Exhibit 5.2

Pacific Northwest Office 805 SW Broadway, Suite 2440 Portland, Oregon 97205 Telephone: (503) 419-3000 | Facsimile: (503) 419-3001 www.white-summers.com

Direct Dial: (503) 419-3002

June 9, 2016

Pacific Continental Corporation

111 West 7th Avenue

Eugene, Oregon 97401

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as special counsel to Pacific Continental Corporation, an Oregon corporation (the “Company”), in connection with certain matters in connection with the Company’s filing with the Securities and Exchange Commission (the “Commission”) on Form S-4 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 2,900,000 shares of common stock, no par value per share (the “Shares”) of the Company, to be issued in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of April 26, 2016, by and among the Company, Pacific Continental Bank, Foundation Bancorp, Inc., and Foundation Bank, as amended (the “Merger Agreement”), which Merger Agreement is described in such Registration Statement and filed as an exhibit thereto.

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for the opinions expressed in this letter.

Based upon the foregoing, we are of the opinion that:

The Company is validly existing and, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.

This opinion is limited to matters governed by the laws of the State of Oregon. We understand that you will rely as to matters of Oregon law, as applicable, upon this opinion in connection with the matters set forth herein. In addition, we understand that Pillsbury Winthrop

Pacific Continental Corporation

June 9, 2016

Shaw Pittman LLP (“Pillsbury”) will rely as to matters of Oregon law, as applicable, upon this opinion in connection with an opinion to be rendered by it. In connection with the foregoing, we hereby consent to your and Pillsbury’s relying as to matters of Oregon law, as applicable, upon this opinion.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
WHITE SUMMERS CAFFEE & JAMES, LLP

William H. Caffee

WHC

cc:	Pacific Continental Corporation

Pillsbury Winthrop Shaw Pittman LLP